Exhibit 10.55

100% CoC Acceleration on Double Trigger

ADDENDUM

TO

STOCK ISSUANCE AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement (the “Issuance Agreement”) by and between Borland Software Corporation (the “Corporation”) and Tod Nielsen (“Participant”) evidencing the stock issuance made this day to Participant under the terms of the Corporation’s 2003 Supplemental Stock Option Plan, and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

SPECIAL ACCELERATION

1. No accelerated vesting of the Shares shall occur upon a Change in Control, and the forfeiture provision of Paragraph C of the Issuance Agreement shall remain outstanding in accordance with the provisions of the Issuance Agreement and shall be assigned to any successor entity in the Change in Control transaction. The Participant shall, over Participant’s period of Service following the Change in Control, continue to vest in the Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

2. No accelerated vesting of the Shares shall occur upon a Hostile Take-Over, and the forfeiture provision of Paragraph C of the Issuance Agreement shall remain outstanding in accordance with the provisions of the Issuance Agreement and shall be assigned to any successor entity in the Hostile Take-Over. The Participant shall, over Participant’s period of Service following the Hostile Take-Over, continue to vest in the Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

3. If Participant’s Service is terminated as a result of an Involuntary Termination during the Change in Control Period, the forfeiture provision of Paragraph C of the Issuance Agreement shall terminate automatically, and all the Shares shall vest in full at that time. In addition, the outstanding balance of any escrow account maintained on Participant’s behalf pursuant to Paragraph A.5 of the Issuance Agreement shall immediately vest at the time of such Involuntary Termination and shall be paid to the Participant promptly thereafter.

4. For purposes of this Addendum, the following definitions shall be in effect:

a) Change in Control Period. “Change in Control Period” means either the period (i) beginning two (2) months prior to the date of a Change in Control and ending twelve (12) months after the date of a Change in Control or (ii) beginning two (2) months prior to the date of a Hostile Takeover and ending twelve (12) months after the date of a Hostile Takeover.

(a) Constructively Terminated. “Constructively Terminated” means (i) any significant reduction or diminution (except temporarily during any period of disability) in Participant’s titles or positions or any material diminution in Participant’s authority, duties or responsibilities with the Company which is made without the Participant’s consent; (ii) a

100% CoC Acceleration on Double Trigger

material breach of Participant’s employment agreement with the Company, as amended, dated November 1, 2005, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Participant; or (iii) the failure to nominate Participant to the Board at any time after Participant’s commencement of employment with the Company or the removal of Participant there from.

b) Hostile Take-Over. “Hostile Take-Over” means a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board such that the following individuals cease for any reason to constitute a majority of the Board then serving: individuals who, on the date hereof, constitute the members of the Board and any new Board member (other than a Board member whose initial assumption of office is in connection with an actual or threatened election contest, including (but not limited to) a consent solicitation, relating to the election of Board members) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the Board members then still in office who either were Board members on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, or

(ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

(b) Involuntary Termination. “Involuntary Termination” means (i) any termination of Participant by the Corporation which is not effected for Misconduct; (ii) any purported termination of Participant by the Corporation which is effected for Misconduct but for which the grounds relied upon are not valid; (iii) Participant is otherwise Constructively Terminated; (iv) the Participant ceases to be the President and Chief Executive Officer of the new successor entity after a Change in Control or Hostile Takeover; or (v) the failure of the Corporation to obtain the assumption of this Addendum by any successors of the Corporation.

(i) Misconduct means (i) Participant’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to the Participant of a written demand for performance from the Board that describes the basis for the Board’s belief that Participant has not substantially performed his duties; (ii) any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee of the Corporation with the intention that such may result in substantial personal enrichment of the Participant; (iii) the Participant’s conviction of, or plea of nolo contendre to, a felony that the Corporation reasonably believes has

100% CoC Acceleration on Double Trigger

had or will have a material detrimental effect on the Corporation’s reputation or business, or (iv) the Participant materially breaching the Participant’s Employee Confidentiality and Assignment of Inventions Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Corporation delivers written notice to the Participant of the breach.

c) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other.

IN WITNESS WHEREOF, Borland Software Corporation has caused this Addendum to be executed by its duly authorized officer, as of the Effective Date specified below.

BORLAND SOFTWARE CORPORATION:	TOD NIELSEN:

(Signature)	(Signature)
By:
Title:

EFFECTIVE DATE: